CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE TRIO-TECH INTERNATIONAL HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 10.6

 SPA (Trio-Tech Malaysia)

DATED 27 September 2025

TRIO-TECH INTERNATIONAL PTE. LTD.

(“PURCHASER”)

and

LODESTAR ENTERPRISE SDN. BHD.

(“SELLER”)

SHARE PURCHASE AGREEMENT

in respect of 50% of the total equity in

trio-tech (malaysia) sdn. bhd.

Christopher & Lee Ong

Level 22, Axiata Tower

No. 9 Jalan Stesen Sentral 5

Kuala Lumpur Sentral

50470 Kuala Lumpur

Website: www.christopherleeong.com

SPA (Trio-Tech Malaysia)

SPA (Trio-Tech Malaysia)

THIS AGREEMENT is made on 9 day of September 2025

BETWEEN:

(1)

TRIO-TECH INTERNATIONAL PTE. LTD. (Company No.:197602325K), a company duly incorporated in Singapore and having its principal place of business at 1008 Toa Payoh North #03-09 Singapore 318996 (the “Purchaser”);

AND

(2)

LODESTAR ENTERPRISE SDN. BHD. (Company No: 198401009939 (122483-A)), a company incorporated under the laws of Malaysia and having its registered address and place of business at No. 30, Medan Istana 1, Bandar Ipoh Raya, 3000 Ipoh, Perak (“Seller”);

(each a “Party” and collectively “Parties”).

WHEREAS:

(A)

TRIO-TECH (MALAYSIA) SDN. BHD. (Company No.: 198301010080 (105390-V)) (“Company”) is a private limited company incorporated in Malaysia and having its registered address at Suite 18.05, MWE Plaza, 8, Lebuh Farquhar, 10200 Georgetown, Pulau Pinang. The Company’s principal business is ‘provision of testing facilities for electric components’ (“Business”).

(B)

As at the date of this Agreement, the Company has a share capital of RM3,000,000.00 comprised of 3,000,000 issued and fully paid-up ordinary shares. Further particulars of the Company as at the date of this Agreement are set out in Schedule 1.

(C)

The Purchaser and the Seller are the current shareholders of the Company, each holding 1,500,000 ordinary shares equivalent to 50% of the entire share capital of the Company. The Purchaser and the Seller have entered into a Joint Venture Agreement dated 15 June 1985 (“Joint Venture Agreement”) which governs their joint venture arrangements in respect of the Company.

(D)

Upon the terms and subject to the conditions contained in this Agreement, the Seller wishes to sell, and the Purchaser wishes to purchase, 1,500,000 issued and paid-up ordinary shares held by the Seller in the Company, representing 50% of the entire issued and paid-up share capital of the Company (“Sale Shares”).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1.	Definitions

In this Agreement and the Schedules (including the Recitals), unless the context otherwise requires:

"Affiliates" in relation to any person, means any other person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, that first-mentioned person and where such person is an individual, the expression shall include the spouse, children, siblings and parents of such individual;

SPA (Trio-Tech Malaysia)

“Applicable Laws” means, with respect to any person, any and all applicable constitutions, treaties, conventions, statutes, laws, by-laws, regulations, ordinances, codes, rules, rulings, judgments, rules of common law, orders, decrees, awards, injunctions or any form of decisions, determinations or requirements of or made or issued by, governmental, statutory, regulatory, administrative, supervisory or judicial authorities or bodies or any court, arbitrator or tribunal with competent jurisdiction, whether in Malaysia or elsewhere, as amended or modified from time to time, and to which such person is subject;

“Approvals” means if applicable, all approvals, consents, licences, permits, waivers and exemptions.

“Business” has the meaning ascribed to it in Recital (A).

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for business in Kuala Lumpur, Malaysia and Singapore;

“Companies Act” means the Companies Act 2016 of Malaysia;

“Company” means TRIO-TECH (MALAYSIA) SDN. BHD. (Company No.: 198301010080 (105390-V)), further details of which are set out in Schedule 1;

“Completion” means the completion of the sale and purchase of the Sale Shares pursuant to Clause 5;

“Completion Date” means the date falling on the tenth (10th) Business Day after the Condition Precedent is satisfied or waived in accordance with this Agreement (or such other date as may be agreed in writing between the Seller and the Purchaser;

“Completion Documents” means collectively, all the documents as set out in Schedule 2;

“Conditions Precedent” means the conditions set forth in Clause 3.1;

“Confidential Information” means any information which is proprietary and confidential to a party including but not limited to the terms and conditions of this Agreement, information concerning or relating in any way whatsoever to its distributorship arrangements, principals, any of the trade secrets or confidential operations, processes or inventions carried on or used by a party, any information concerning the organisation, business, finances, transactions or affairs of a party, dealings of a party, secret or confidential information which relates to the business or party or any of its principals’, clients’ or customers’ transactions or affairs, any party’s technology, designs, documentation, manuals, budgets, financial statements or information, accounts, dealers’ lists, customer lists, marketing studies, drawings, notes, memoranda and the information contained therein, any information therein in respect of trade secrets, technology and technical or other information relating to the development, manufacture, clinical testing, analysis, marketing, sale or supply or proposed development, manufacture, clinical testing, analysis, marketing, sale or supply of any products or services by a party, and information and material which is either marked confidential or is by its nature intended to be exclusively for its knowledge of the recipient alone;

“Encumbrance” means any form of legal, equitable, or security interests, including but not limited to any mortgage, assignment of receivables, debenture, lien, charge, pledge, title retention, right to acquire, hypothecation, option, right of first refusal, any preference arrangement (including title transfers and retention arrangements or otherwise) any other encumbrance or condition whatsoever or any other arrangements having similar effect;

“Governmental Authority” means any governmental, semi-governmental, administrative, regulatory, fiscal or judicial, federal, state or local or statutory agency, authority, body, commission, department, exchange, tribunal or entity;

“Immediately Available Funds” means cash, banker’s draft or telegraphic transmission to the account of the payee, giving the payee access to immediate available, freely transferable, cleared funds;

SPA (Trio-Tech Malaysia)

“Joint Venture Agreement” has the meaning ascribed to it in Recital (C);

“Long-Stop Date” means 31 July 2027 or such other date as the Purchaser may notify the Seller in writing;

“MITI” means the Ministry of Investment, Trade and Industry, Malaysia;

“Parties” means the Purchaser and the Seller, and “Party” means any of them;

“Purchaser” means TRIO-TECH INTERNATIONAL PTE. LTD. (Company No.:197602325K), as above described;

“Purchase Price” has the meaning ascribed to it in Clause 4.1.1;

“Purchaser’s Solicitors” means Messrs Christopher & Lee Ong, currently at Level 22, Axiata Tower, No. 9 Jalan Stesen Sentral 5, Kuala Lumpur Sentral, 50470 Kuala Lumpur;

“Purchaser’s Warranties” means the representations and warranties made or given by the Purchaser set out in Clause 6.3;

“Ringgit” and the sign “RM” mean the lawful currency of Malaysia;

“Sale Shares” has the meaning ascribed to it in Recital (D);

“Seller” means LODESTAR ENTERPRISE SDN. BHD. (Company No: 198401009939 (122483-A)), as above described;

“Seller’s Warranties” means the representations and warranties made or given by the Seller set out in Clause 6.1 and Schedule 3;

“Surviving Clauses” means Clause 8 (Confidentiality);

“Transaction” includes any transaction, act, event or omission of whatever nature; and

“Unconditional Date” means the day on which the last of the Conditions Precedent is as applicable, satisfied, fulfilled and/or waived.

1.2.	Modification of Statutes

Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision. References to sections of consolidating legislation shall wherever necessary or appropriate in the context be construed as including references to the sections of the previous legislation from which the consolidating legislation has been prepared.

1.3.	Accounts

Any reference in this Agreement or the Schedules to “accounts” shall include the Directors' and auditors’ reports, relevant balance sheets and profit and loss accounts and related notes together with all documents which are or would be required by law to be annexed to the accounts of the company concerned and for the accounting period in question unless the reference is to unaudited accounts prepared by management in which case, the Directors’ and auditors’ reports shall be omitted.

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1.4.	Companies Act

The words “subsidiary”, “related corporation” and “holding company” shall have the same meaning in this Agreement as their respective definitions in the Companies Act.

1.5.	Time

A reference to time of the day is to Malaysia time. If any period of time is specified from a given day, or the day of a given act or event, it is to be calculated exclusive of that day and if any period of time falls on a day which is not a Business Day, then that period is deemed to only expire on the next Business Day.

1.6.	Miscellaneous

1.6.1.

The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. When there is any doubt in the construction of this Agreement, no Party shall be prejudiced merely because it or its solicitors had prepared this Agreement or proposed the relevant text in issue in this Agreement. Unless the context otherwise requires, words (including words defined in this Agreement) denoting the singular number shall include the plural and vice versa. The words “written” and “in writing” include any means of visible reproduction. References to the “Appendices”, “Clauses”, “Recitals” and “Schedules” are to the relevant appendices, clauses of, recitals of and the schedules to this Agreement, all of which form an integral part of this Agreement.

1.6.2.

References to a "person" includes any company, limited liability partnership, partnership, business trust or unincorporated association (whether or not having separate legal personality) and references to a "company" includes any company, corporation or other body corporate, wherever and however incorporated or established.

1.6.3.	Words importing the singular include the plural and vice versa, words importing any gender include every gender.

1.6.4.

References in this Agreement to any agreement or document including this Agreement shall include such agreement or document as from time to time amended, modified, varied, novated, supplemented or replaced, unless the context shall otherwise require.

1.6.5.	References to "procure" shall mean an absolute obligation (and not a reasonable obligation) to cause or bring about.

2.	SALE AND PURCHASE OF SALE SHARES

2.1.	Sale of the Sale Shares

The Seller shall, as legal and beneficial owner, sell to the Purchaser the Sale Shares (and not part thereof only), and the Purchaser, relying on the representations, warranties and undertakings of the Seller contained in this Agreement, shall purchase the Sale Shares, on the terms and subject to the conditions of this Agreement, free from all claims and Encumbrances and with all rights, benefits and entitlements attaching thereto as at Completion Date and thereafter (including the right to any dividends or other distributions declared and payable thereon on or after the Completion Date).

2.2.	No Sale and Purchase of Part Only

The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

SPA (Trio-Tech Malaysia)

3.	CONDITIONS PRECEDENT

3.1.	The sale and purchase of the Sale Shares is conditional upon the satisfaction of the following conditions (unless otherwise waived, where applicable) on or before the Long-Stop Date:

(a)

MITI’s approval for the sale by the Seller and purchase by the Purchaser of the Sale Shares upon conditions (if any) which are acceptable to the Purchaser or in the alternative, MITI’s approval to the removal of the minimum local equity condition imposed on the Company’s manufacturing licence;

(b)	all representations (including Seller’s Warranties), covenants and undertakings of the Seller under this Agreement having been complied with as at the Completion Date; and

(c)	the purchase and transfer of the Sale Shares upon the terms and conditions of this Agreement not being prohibited or restricted by any Malaysian law.

3.2.

Unless otherwise agreed by the Purchaser, the Parties shall procure the Company to take all necessary steps towards procuring fulfilment of the Condition Precedent set out in Clause 3.1(a) as soon as practicable after the date of this Agreement and in any event on or before the Long-Stop Date, unless otherwise waived pursuant to Clause 3.4.

3.3.

Without limiting the generality of the foregoing, the Parties shall, and shall procure that the Company shall, render such assistance and provide to the Seller or the Purchaser (whichever applicable), such information as may be necessary for the aforementioned person to make such necessary filings and obtain the necessary approvals and clearances with the relevant authorities or third parties in connection with the Transactions contemplated hereunder.

3.4.

The Purchaser may, in its absolute discretion and by written notice to the Seller, waive any of the Conditions Precedents set out in Clause 3.1. This Agreement shall become unconditional on the day the last of the Conditions Precedent have either been fulfilled or waived.

3.5.

In the event that any of the Conditions Precedents shall not have been fulfilled by the relevant Party or waived by the Purchaser pursuant to Clause 3.4 on or before the Long-Stop Date, this Agreement (save for the Surviving Clauses which shall survive termination and continue to be valid, binding and enforceable on and/or against the Parties) shall cease and automatically terminate and no Party shall have any claim against the other for costs, damages, compensation or otherwise, save for any claim by any Party against the other Party arising from an antecedent breach.

3.6.

The Purchaser shall notify the Seller no later than three (3) Business Days, upon it becoming aware that any Condition Precedent has been fulfilled and such notice shall be accompanied if available, by documents evidencing the fulfilment of such Conditions Precedent.

3.7.	Subject to Clause 9.1 below, upon the satisfaction (or waiver, where applicable) of the Conditions Precedent, the Seller shall be obliged to proceed with Completion.

4.	CONSIDERATION

4.1.	Purchase Consideration

4.1.1.	The purchase price payable by the Purchaser to the Seller for the purchase of the Sale Shares (“Purchase Price”) shall be RM14,200,000.00 (Fourteen Million Two Hundred Thousand Ringgit).

SPA (Trio-Tech Malaysia)

4.1.2.	The Purchaser shall make the following payments to the Seller:

(a)

subject to compliance with the provisions in Clause 5, an amount equivalent to fifty percent (50%) of the Purchase Price (equal to RM7,100,000.00 (Seven Million One Hundred Thousand Ringgit)) on Completion Date; and

(b)	an amount equivalent to fifty percent (50%) of the Purchase Price (equal to RM7,100,000.00 (Seven Million One Hundred Thousand Ringgit)), ninety (90) days after the Completion Date.

4.2.	Method of Payment

4.2.1.

Payment of the Purchase Price to the Seller shall be made in Ringgit in Immediately Available Funds less any bank charges and any other charges, fees and expenses for such remittance which shall be borne by the Purchaser so that the Seller shall receive the Purchase Price in Ringgit in full.

4.2.2.	Payment to the Seller shall be made to the following bank account:

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

4.2.3.

Payments to the Purchaser (if any) shall be made to the bank account named by the Purchaser and with details to be provided by the Purchaser no less than three (3) Business Days before the intended payment.

5.	PRE-COMPLETION, COMPLETION AND POST-COMPLETION

5.1.	Date and Place

Subject to the satisfaction or waiver (as the case may be) of the Conditions Precedent, Completion shall take place on the Completion Date at the Purchaser’s Solicitors’ office or at such other place as the Parties may mutually agree upon in writing.

5.2.	Seller's Obligations during Completion

5.2.1.

At Completion, the Seller shall deliver or cause to be delivered to the Purchaser, the documents set out in Schedule 2 (collectively “Completion Documents”) in such form and upon such terms reasonably satisfactory to the Purchaser.

5.2.2.

If any of the documents required to be delivered to the Purchaser on Completion is not forthcoming for any reason or if in any other respect the provisions of Clause 5.2.1 are not fully complied with by the Seller, the Purchaser shall be entitled (in addition to and without prejudice to all other rights and remedies available to it, including the right to claim damages and for any antecedent breaches):

(a)	to elect to terminate this Agreement (other than the Surviving Provisions) as against the Seller, without liability on the part of the Purchaser;

(b)

to effect Completion so far as practicable having regard to the defaults which have occurred, or to specific performance of this Agreement (in which case, where applicable, the Seller shall procure the registered shareholder(s) of the Company to transfer the Sale Shares to the Purchaser); or

SPA (Trio-Tech Malaysia)

(c)	to fix a new date for Completion (not being more than 14 days after the Completion Date) in which case the foregoing provisions of this Clause shall apply to Completion as so deferred.

5.3.	Payment Of Consideration

5.3.1.	Against compliance with Clause 5.2, the Purchaser shall pay to the Seller the Purchase Price.

5.3.2.

Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall not be obliged (but shall be entitled) to complete the purchase of any of the Sale Shares, unless the purchase of all the Sale Shares are completed simultaneously under this Agreement.

5.4.	Pre-Completion Undertaking

Between Unconditional Date and before Completion Date, the Parties shall jointly procure the Company to notify the Malaysia Digital Economy Corporation (MDEC) of the change in the Company’s equity structure in relation to the sale of the Sale Shares by the Seller to the Purchaser.

5.5.	Post-Completion Undertaking

With respect to the facility granted by CIMB Bank Berhad (“CIMB Bank”) to the Company, within thirty (30) days following Completion, the Purchaser shall procure the Company to notify CIMB Bank of the change in its equity structure by providing a certified true copy (certified by a director or company secretary of the Company) of the latest shareholding records of the Company, as extracted from the Companies Commission of Malaysia’s database, reflecting the Company’s shareholding post-Completion.

6.	WARRANTIES

6.1.	Authority and Capacity of the Seller

The Seller hereby represents and warrants to and undertake with the Purchaser that:

6.1.1.	Authority to enter into this Agreement etc.

(a)

The Seller has the legal right and full power and authority to enter into and perform its obligation under this Agreement and the Transactions contemplated herein, and when executed, this Agreement and all such other agreements and obligations entered into and undertaken in connection with this Agreement and the Transactions contemplated herein constitute valid and binding obligations on the Seller enforceable against the Seller in accordance with the respective terms.

(b)

No other permit, approval or consent is required by the Seller from any third party, Governmental Authority or relevant competent authority for the entry into, completion and performance of this Agreement by the Seller [and shareholders’ approval is not required for the Seller to enter into and to perform its obligations and the transactions contemplated under this Agreement].

(c)

No litigation, arbitration or administrative proceedings is pending or threatened, to delay, restrain or prevent their entry into, exercise of rights under and/or performance or enforcement of or compliance with their obligations under this Agreement.

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6.1.2.	Not Insolvent

No proceedings, applications, petitions or summons have commenced or been threatened, nor any steps taken by any person with a view to the insolvency of the Seller.

6.1.3.	Sale Shares

The Sale Shares constitute 50% of the total equity of the Company and also constitute all of the issued and paid-up shares in the capital of the Company held by the Seller.

6.1.4.	Restriction to Transfer of Shares

There is no restriction on the transfer of the Sale Shares to the Purchaser in accordance with the terms set forth in this Agreement.

6.2.	Incorporation Of Schedule 3

The Seller hereby represents and warrants to and undertake with the Purchaser and its successors in title (with the intent that the provisions of this Clause 6 shall continue to have full force and effect notwithstanding Completion) the terms set out in Schedule 3 and that each of the statements set out in Schedule 3 is now true and accurate and acknowledges that the Purchaser is entering into this Agreement in reliance on (inter alia) the Seller’s Warranties and that the Purchaser shall be entitled to treat the same as conditions of this Agreement.

6.3.	Authority and Capacity of the Purchaser

The Purchaser hereby represents and warrants to and undertakes with the Seller that:

(a)	The Purchaser is a company duly incorporated and validly existing under the laws of Singapore.

(b)

The Purchaser has the legal right and full power and authority to enter into and perform its obligation under this Agreement and the Transactions contemplated herein, and when executed, this Agreement and all such other agreements and obligations entered into and undertaken in connection with this Agreement and the Transactions contemplated herein constitute valid and binding obligations on the Purchaser enforceable against the Purchaser in accordance with the respective terms.

(c)	The Purchaser is not insolvent and is able to pay its debts as they fall due and no petition has been presented to wind up the Purchaser.

6.4.	Parties Induced By And Relied On Warranties

Each Party acknowledges that the other Party is entering into this Agreement in reliance on (inter alia) the Seller’s Warranties or the Purchaser’s Warranties (as applicable), and was induced by the same to enter into the Agreement.

6.5.	Warranties To Be Separate and Independent

6.5.1.

Save as expressly otherwise provided, the Seller’s Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 3 or by anything in this Agreement which is not expressly referenced to the Seller’s Warranty concerned.

SPA (Trio-Tech Malaysia)

6.5.2.

Save as expressly otherwise provided, the Purchaser’s Warranties shall be separate and independent and shall not be limited by anything in this Agreement which is not expressly referenced to the Purchaser’s Warranty concerned.

6.6.	Updating To Completion

6.6.1.

The Seller represents and warrants to and undertakes with the Purchaser and its successors in title that the Seller’s Warranties will be fulfilled down to, and will be true and correct in all material respects and not be misleading at Completion as if they had been given afresh at Completion.

6.6.2.	The Seller shall be obliged (as a continuing obligation) to notify the Purchaser at any time between the date of this Agreement and the Completion Date, of any breach of Seller’s Warranties.

6.7.	Effect Of Completion

6.7.1.

The Seller’s Warranties and all other provisions of this Agreement insofar as the same shall not have been performed at Completion shall not in any respect be extinguished or affected by Completion, or by any other event or matter whatsoever, except by a specific and duly authorised written waiver or release by the Purchaser.

6.8.	Rights and Remedies

The rights and remedies of the Purchaser and the Seller in respect of any breach of the Purchaser’s warranties and the Seller’s Warranties will not be affected by:

6.8.1.	Completion;

6.8.2.	any failure to exercise or delay in exercising any right or remedy or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release; or

6.8.3.

any information the Purchaser or the Seller, as applicable, may have received or been given or have actual implied or constructive notice of prior to the date of this Agreement, and it will not be a defence to any claim that the Purchaser or the Seller (as applicable) knew or ought to have known that any matters warranted or represented were not as warranted or represented.

7.	JOINT VENTURE AGREEMENT AND EVIDENCE OF AUTHORITY TO ENTER INTO THIS AGREEMENT

7.1.

The Parties agree that immediately upon Completion, the Joint Venture Agreement shall be deemed to have been automatically terminated (save for any clauses which are expressed to survive termination) and no Party shall have any claim against the other for costs, damages, compensation or otherwise, save for any claim by any Party against the other Party arising from an antecedent breach.

7.2	Within fourteen (14) days from the execution of this Agreement:

(a)

the Seller shall deliver to the Purchaser, a certified true copy of its (i) signed directors' resolution and if applicable, members' resolution, approving Seller’s entry into this Agreement and Seller’s sale of the Sale Shares and (ii) constitution; and

(b)

the Purchaser shall deliver, to the Seller, a certified true copy of Purchaser's (i) signed directors' resolution and if applicable, members' resolution, approving the Purchaser's entry into this Agreement and the Purchaser's purchase of the Sale Shares and (ii) constitution (if available).

SPA (Trio-Tech Malaysia)

8.	CONFIDENTIALITY

8.1.	Confidential Information To Be Kept Confidential

Each Party shall keep confidential and shall procure that its respective employees, directors, officers, agents and nominees keep confidential all Confidential Information, and shall not, and shall procure that its respective employees, directors, officers, agents and nominees shall not, use and/or disclose such Confidential Information except as permitted or required by law, or with the written consent of the other Party, or in accordance with the order of a court of competent jurisdiction, or until the recipient of such Confidential Information can reasonably demonstrate:

(a)

that it is or part of it is, in the public domain (other than as a result of disclosure in violation of its obligation pursuant to this Clause 8), whereupon, to the extent that it is public, this obligation shall cease; or

(b)

that disclosure of Confidential Information is or becomes required by operation of Applicable Law including without limitation, pursuant to court proceedings, court order, applicable stock exchange or governmental regulation and/or otherwise by legal process (but only to the extent so required);

(c)	that Confidential Information is disclosed pursuant to the rules or requirements of any applicable stock exchange;

(d)

disclosure is required by securities exchange or regulatory or governmental body to which that Party is subject or submits wherever situated, whether or not the requirement for information has the force of law; or

(e)

disclosure is necessary to be made to a Party’s financial advisers, legal advisers, technical advisers, financiers and potential financiers, shareholders and ultimate shareholders in connection with the acquisition or disposal of the Sale Shares;

and in all such cases, this obligation shall cease but only to the extent required under the respective circumstances.

8.2.	Parties To Minimise Risk Of Disclosure

The Parties shall take all reasonable steps to minimise the risk of disclosure of Confidential Information, by ensuring that only those of their directors, employees, servants and agents whose duties will require them to possess any of such information shall have access thereto, and that they shall be instructed to treat the same as confidential.

8.3.	Parties Not To Use Confidential Information

Each of the Parties will not use, either while it is a Party to this Agreement or thereafter, in a manner prejudicial or detrimental to the interests of any Party, any Confidential Information of the other Party.

8.4.	Obligations In This Clause To Endure

The obligations contained in this Clause shall continue to apply, even after the termination of this Agreement, without limit in point of time except and until any Confidential Information falls within the provisions of Clauses 8.1(a), (b), (c), (d) or (e).

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9.	TERMINATION

9.1.

The Purchaser may terminate this Agreement (save for the Surviving Clauses which shall survive the termination) by written notice given to the Seller, any time before Completion upon the occurrence of any of the following circumstances:

(a)

if there is a material breach of any of the Seller’s Warranties on or before the Completion which breach cannot be remedied or there is a material breach of any of the Seller’s Warranties and if such material breach is capable of being remedied, the Purchaser has given a written notice to the Seller to remedy the same within fourteen (14) days from the date of the notice (“Remedy Period”) and the Seller has failed to remedy the said breach to the Purchaser’s satisfaction during the Remedy Period;

(b)	if there is a material breach of any of the Seller’s obligation before the Completion which breach cannot be remedied;

(c)	any of the Completion Documents set out in Schedule 2 required to be delivered to the Purchaser on the Completion Date is not so delivered for any reason not attributable to the Purchaser; or

(d)

an insolvency event of a Seller (which includes a Seller entering into any compromise or arrangement with a creditor, or any enforcement or litigation proceedings taken, against the Seller which is not settled or resolved within thirty (30) days).

9.2.

The Purchaser’s termination of this Agreement for any of the above reasons set forth in Clauses 9.1 shall be without prejudice to any right the Purchaser may have against the Seller including the right to seek specific performance and/or damages from the Seller pursuant to any breach of the terms herein.

9.3.

For the avoidance of doubt, if the Purchaser does not exercise its right to terminate under this Clause 9, the Purchaser may elect to effect Completion so far as practicable having regard to the defaults which have occurred (without prejudice to its rights hereunder or available at law including to damages or specific performance).

10.	MISCELLANEOUS

10.1.	Entire Agreement

This Agreement (together with any documents referred to herein or executed contemporaneously by the Parties in connection herewith) embodies all the terms and conditions agreed upon between the Parties as to the subject matter of this Agreement and supersedes and cancels in all respects all previous agreements and undertakings, if any, between the Parties with respect to the subject matter hereof, whether such be written or oral.

10.2.	Release

Any liability to any Party under this Agreement may in whole or in part be released, compounded or compromised, or time or indulgence given, by it in its absolute discretion as regards the other Party under such liability without in any way prejudicing or affecting its rights against such other Party.

10.3.	Indulgence, Waiver Etc.

No failure on the part of either Party to exercise and no delay on the part of such Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it or any other right or remedy.

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10.4.	Successors and Assigns

This Agreement shall be binding on and shall enure for the benefit of each of the Parties’ successors and permitted assigns. Any reference in this Agreement to any of the Parties shall be construed accordingly.

10.5.	Continuing Effect of Agreement

All provisions of this Agreement including without limitation, the Seller’s Warranties (insofar as the same shall not have been fully performed at Completion) shall remain in full force and effect notwithstanding Completion and shall not in any respect be extinguished or affected by Completion or by any other event or matter whatsoever and shall continue in full force and effect so far as they are capable of being performed or observed.

10.6.	Time of Essence

Any time, date or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties in accordance with this Agreement or by agreement in writing but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid time shall be of the essence unless agreed otherwise between the Parties.

10.7.	Further Assurance

At any time after the date of this Agreement, each Party shall, and shall use its best endeavours to procure that any necessary third party (including to the maximum extent permitted by law, its nominees on the board of directors of, or a corporate representative of, any relevant company) shall, execute such documents (including resolutions) and do such acts and things as the other Parties may reasonably require for the purpose of giving to such other Parties the full benefit of all the provisions of this Agreement.

10.8.	Remedies

No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any Party shall not constitute a waiver by such Party of the right to pursue any other available remedies.

Any right of rescission conferred upon a Party hereby shall be in addition to and without prejudice to all other rights and remedies available to it (and, without prejudice to the generality of the foregoing, shall not extinguish any right to damages to which the Party may be entitled in respect of the breach of this Agreement) and no exercise or failure to exercise such a right of rescission shall constitute a waiver by the Party of any such other right or remedy.

10.9.	Costs And Expenses

10.9.1.

Each Party shall bear its own legal, professional and other costs, commissions (if any) and expenses incurred by it in connection with the negotiation, preparation or completion of this Agreement, and the sale and purchase of the Sale Shares. The Purchaser shall bear all stamp duty payable in connection with the purchase of the Sale Shares.

10.9.2.

The Seller agrees that they shall bear any and all taxes which Seller would have to bear under Applicable Laws arising from the sale of the Sale Shares (including but not limited to any capital gains tax) under this Agreement.

SPA (Trio-Tech Malaysia)

10.10.	Severability Of Provisions

If any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part in any jurisdiction, this Agreement shall, as to such jurisdiction, continue to be valid as to its other provisions and the remainder of the affected provision; and the legality, validity and enforceability of such provision in any other jurisdiction shall be unaffected.

10.11.	Communications

10.11.1.

A notice, demand, certification, process or other communication relating to this Agreement shall be given in writing and in the English language and may be given by an agent (including its solicitors) of the sender.

10.11.2.	In addition to any lawful means, a communication may be given by:

(a)	being personally served on a Party;

(b)	being left at the Party’s current address for service;

(c)	being sent to the Party’s current address for service by pre-paid ordinary mail or courier; or

(d)	electronic email to the Party’s current electronic email address for service.

10.11.3.	The particulars for service of each Party are initially:

Purchaser

Address	:	Block 1008 Toa Payoh North, #03-09 Singapore 318996
Attention	:	Trio-Tech International Pte. Ltd.
Email	:	corpsec@triotech.com.sg

Seller

Address	:	No.30, Medan Istana 1, Bandar Ipoh Raya, 30000 Ipoh
Attention	:	Dato Cheng Lan Phin
Email	:	ngseikwah@yahoo.com

10.11.4.	Each Party may by written notice to the other Party, change its particulars for service from time to time.

10.11.5.	Service is deemed to have been made at the following times If a communication is given by:

(a)	personal service or by leaving it at the Party's current address of service, at the time of such service;

(b)

ordinary post, it is taken as received if sent within Malaysia to a Malaysian address, three (3) Business Days after posting and taken as received if sent in any other case (including from outside Malaysia to a Malaysian address and vice versa), seven (7) Business Days after posting;

(c)

courier, it is taken as received if sent within Malaysia to a Malaysian address, two (2) Business Days after dispatch by courier and taken as received if sent in any other case (including from outside Malaysia to a Malaysian address and vice versa), four (4) Business Days after despatch by courier; and

SPA (Trio-Tech Malaysia)

(d)

electronic mail and the sender’s electronic mail produces a report indicating that the electronic mail was successfully sent to the addressee’s electronic mail address, the report is prima facie evidence that the electronic mail was received by the addressee in legible form at the time indicated on that report save that if an electronic mail is sent after 6.00 pm on a Business Day, it shall be deemed to have been received at 9.00 am on the next Business Day.

10.12.	Counterparts and electronic signatures

10.12.1.

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart and transmitting the signed counterpart by hard copy, facsimile transmission or electronic mail to the other Party or the other Party’s solicitors. Upon acknowledgement of receipt by the other Party or the other Party’s solicitors, the signed counterpart (whether transmitted by facsimile transmission or electronic mail or otherwise) shall thereafter be valid and effectual as if executed as an original.

10.12.2.

Parties acknowledge and agree that this Agreement may be entered into between the Parties by the affixation or placement of a digital image of the hand written signature of the Parties (or its authorised signatory of such Party) which shall be equivalent to physically signing this Agreement and that such digital image of the hand written signatures shall constitute signification of the Parties' acceptance of and agreement to the terms of this Agreement and that this Agreement will legally bind the Parties thereafter.

10.13.	Governing Law And Jurisdiction

10.13.1.	This Agreement shall be governed by, and construed in accordance with, the laws of Malaysia.

10.13.2.

If a controversy, dispute, difference or claim of any kind (“Dispute”) arises out of or in connection with this Agreement (including any dispute as to its validity for any reason whatsoever, or for breach or termination of the contract or as to any claim in tort, in equity or pursuant to any statute), the Parties shall attempt to resolve Disputes through amicable negotiations in good faith and by reasonable and appropriate means.

10.13.3.

A Party claiming that a Dispute has arisen under or in connection with this Agreement must give written notice to the other Party specifying the nature of the Dispute (“Dispute Notice”). If the Parties are unable to resolve the Dispute within a period of thirty (30) days from the service of the Dispute Notice (or such longer period as the senior officers may agree), then the Dispute may be referred to the Courts of Malaysia by any Party.

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SPA (Trio-Tech Malaysia)

SCHEDULE 1

PARTICULARS OF THE COMPANY

1.	Registration Number:	198301010080 (105390-V)

2.	Registered Office:	Suite 18.05, MWE Plaza, 8, Lebuh Farquhar, 10400 Georgetown, Pulau Pinang

3.	Date of Incorporation:	17 August 1983

4.	Place of Incorporation:	Malaysia

5.	Type of company:	Private company limited by shares

6.	Issued & Paid-Up Share Capital:	RM3,000,000.00 divided into 3,000,000 ordinary shares

7.	Shareholders and Number of Shares (Percentage shareholding):	Shareholder	No. of ordinary shares held	Percentage (%)

		Trio-Tech International Pte. Ltd.	1,500,000	50

		Lodestar Enterprise Sdn. Bhd.	1,500,000	50

8.	Directors:	[***]

9.	Secretary:	(a) Yeow Sze Min (b) Low Seow Wei

10.	Auditors:	Forvis Mazars PLT

11.	Financial Year:	30 June

SPA (Trio-Tech Malaysia)

SCHEDULE 2

COMPLETION DOCUMENTS

On Completion, the Seller shall deliver, and shall procure that there be delivered, to the Purchaser in such form and upon such terms satisfactory to the Purchaser:

(a)

the original duly executed and undated share transfer forms (executed by the Seller) in respect of the Sale Shares, in favour of the Purchaser, accompanied by the relevant original share certificates for the Sale Shares;

(b)

the original signed and undated directors’ resolution of the Company approving the transfer of the Sale Shares to the Purchaser, the registration of the share transfer referred to in Paragraph (a) above of this Schedule 2, subject only to it being duly stamped;

(c)

the original signed and undated directors’ resolution of the Company noting the resignation of Dato Cheng Lan Phin, Mr Wong Kam Fatt, Mr Koh Kock Soo, Mr Ooi Boon Hua, Mr Vincent Michael Hew Yoon Ming as director(s) of the Company, together with the signed original letter of resignation of all the said outgoing directors resigning as directors and agreeing that there are no monies owed by the Company to him/her and that he/she has no claims against the Company for compensation for loss of office, redundancy or unfair dismissal or otherwise howsoever;

(d)

the original signed and undated directors’ resolution of the Company approving the revocation of all existing authorities to bankers of the Company in respect of the operation of bank accounts and giving authority in favour of such persons as the Purchaser may nominate to operate such accounts;

(e)

written confirmation duly executed by the Seller confirming there are no monies due and owing by the Company to the Seller, their Affiliates or persons connected to them (as such expression is defined in the Companies Act), and that the Seller has no claims against the Company and if there are any such claims, they shall irrevocably release and disclaim all their rights to such claims.

SPA (Trio-Tech Malaysia)

SCHEDULE 3

SELLER’S WARRANTIES

1	CAPACITY OF SELLER

1.1	Capacity Of The Seller

1.1.1

The Seller has the legal right and all requisite power and authority, and have taken all action required, to execute, deliver and exercise his rights and perform his obligations under this Agreement and in all the documents which are to be executed at or before Completion, all of which would bind the Seller as contemplated herein. The obligations of the Seller under this Agreement are legal, valid, binding and enforceable in accordance with the respective terms.

1.1.2	The execution and performance of this Agreement by the Seller and the completion of the transactions contemplated herein have received all necessary approvals.

1.1.3

No order has been made which adjudicated any Seller as a wound up, no proceedings, applications, petitions or summons have commenced and no proceedings, applications, petitions or summons have been threatened, nor any steps taken thereto by any person, with a view to the winding-up of the Seller.

1.1.4	The execution, delivery and performance of this Agreement by the Seller will not result in a breach of:

(a)	the Company’s constitution and any agreement, instrument or document to which it is a party or by which any of its assets are bound;

(b)	any order, judgment or decree of any court, governmental agency or regulatory body having jurisdiction over the Seller;

(c)	any Applicable Laws to which it is a party or by which it or its assets are bound, whether in Malaysia or elsewhere; or

(d)

save for written consents of the third parties which shall be procured in Clause 3.1 of this Agreement, the requirement to obtain the consent of any party or give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares.

1.2	Ownership Of The Sale Shares

1.2.1

The Seller is the legal and beneficial owner of the Sale Shares. The Seller is entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of the Sale Shares free from any Encumbrances (together with all rights and benefits attaching thereto on and after the Completion Date) upon the terms of this Agreement.

1.2.2	The Sale Shares constitute 50% of the total validly allotted and issued shares and equity in the capital of the Company.

1.2.3

No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale or transfer of any share, loan capital or any other security giving rise to a right over the capital of the Company under any option or other agreement (including conversion rights and rights of pre-emption) and there are no Encumbrances on the shares of the Company (including on the Sale Shares) or any arrangements or obligations to create any Encumbrances over such shares.

1.2.4

Upon delivery of the original share certificates in respect of the Sale Shares and the duly executed relevant share transfer forms by the Seller, the Purchaser shall be able to register the Sale Shares in the name of the Purchaser subject only to the payment of the relevant stamp duty.

SPA (Trio-Tech Malaysia)

1.2.5	There has been no transfer of Shares since the date of incorporation of the Company and the Register of Transfer is kept in accordance with Applicable Laws.

2	THE COMPANY

2.1	Incorporation

2.1.1

The Company (i) has been duly incorporated and is validly existing under the laws of Malaysia (ii) has not been nor is in the process of being wound up or liquidated; (iii) has full corporate power and authority to carry on its business as it is now and has since its incorporation been conducted and is lawfully qualified to do business in those jurisdictions in which business is conducted by it; and (iv) are entitled to own, lease or operate the properties and assets it now owns, leases or operates.

2.1.2

All governmental approvals, licences and authorisations which were necessary in connection with the incorporation of the Company, the allotment or transfer of shares in the Company to the present and former holders thereof and the activation of the Company (including the appointment of directors) were duly obtained.

2.1.3	The Company has complied with its Constitution in all respects and none of the activities, agreements, commitments or rights of the Company are ultra vires or unauthorised.

2.2	Share Capital

2.2.1

There are no outstanding (i) warrants, options, contracts, calls, or other rights of any kind to purchase or acquire from the Company any shares or of the Company, (ii) securities convertible into, or exchangeable for, such shares or (iii) commitments of any kind for the issuance of additional shares of capital stock or options, warrants, or other securities of the Company.

2.2.2	The Company does not have any right or obligation to purchase or redeem any capital stock, shares or other security of the Company of any kind.

2.2.3

All shares issued by the Company are of one class, in registered non-bearer form, evidenced by share certificates and have full voting rights of one vote for each share. All issued shares of the Company are duly authorised, allotted, fully paid-up and have been validly issued without any restriction on the right of transfer thereof save for the restriction on the transfer of shares as set forth in the Joint Venture Agreement.

2.3	Subsidiaries, Associated Companies and Branches

The Company:

2.3.1	is not the holder of, nor has it agreed to acquire, any share or loan capital of any other company or other body corporate (whether incorporated in Malaysia or elsewhere); and

2.3.2	does not have outside Malaysia, any branch, agency or place of business, or any permanent establishment.

SPA (Trio-Tech Malaysia)

2.4	No Orders Or Petitions For Winding-Up Or Administration

No order has been made or petition presented or resolution passed for the winding-up or administration of the Company, nor are there any grounds on which any person would be entitled to have the Company wound-up or placed in administration.

2.5	No Petition For Judicial Management

No petition has been presented for an order for the appointment of a judicial manager or to place the Company under judicial management in relation to the Company, nor has any such order been made.

2.6	No Receiver Or Receiver And Manager Appointed

No receiver (including an administrative receiver), liquidator, trustee, administrator, supervisor, nominee, custodian or any similar or analogous officer or official in any jurisdiction has been appointed in respect of the whole or any part of the business or assets of the Company nor has any step been taken for or with a view to the appointment of such a person nor has any event taken place as a consequence of which such an appointment might reasonably be expected to be made.

2.7	No Compositions, Schemes, Compromises Or Arrangements

No composition in satisfaction of the debts of the Company, or scheme of arrangement of the Company’s affairs, or compromise or arrangement between the Company and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved.

2.8	No Processes Levied Or Applied For In Respect Of Property Or Assets

No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of any of the property, assets and/or undertaking of the Company.

2.9	No Director Previously Disqualified

No person who at present is, or who at any time within the last three (3) years was, a director of the Company, has at any time been subject to any disqualification order under the Companies Act.

3	GENERAL

3.1	Violation

The execution, delivery and performance of this Agreement by the Seller, the sale of the Sale Shares, pursuant to the terms of this Agreement, the consummation of the transactions contemplated herein, and the fulfilment of the terms and conditions hereof and thereof will not result in a breach of any of the terms or provisions of, constitute a default under, or conflict with any agreement, indenture, constitutional document or other instrument or obligation to which the Seller or the Company is a party or by which the Seller or the Company or any properties or assets of the Seller or the Company is bound or affected.

3.2	Regulatory Approvals

Other than as contemplated by this Agreement, no consent, approval, order, authorisation, exemption, filing, or other requirements that must be obtained, made, or satisfied pursuant to any statute, law, order, rule, regulation, directive, guideline or request (whether or not having the force of law) promulgated or issued by any authority is required to be obtained, made or satisfied by the Seller or the Company in order to permit the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

SPA (Trio-Tech Malaysia)

IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning.

PURCHASER

SIGNED by for and on behalf of TRIO-TECH INTERNATIONAL PTE. LTD.	) ) ) ) ) )
In the presence of:	) )	Name: Yong Siew Wai Designation: Director

Witness signature

Name:

Designation:

SPA (Trio-Tech Malaysia)

SELLER

SIGNED by for and on behalf of LODESTAR ENTERPRISE SDN. BHD.	) ) ) ) ) )
In the presence of:	) )	Name: Dato Cheng Lan Phin Designation: Director

Witness signature

Name:

Designation: